Exhibit 10.2
Warehousing Agreement
Between
Springs Global US, Inc.
And
Crown Crafts Infant Products, Inc.
November 5, 2007

TABLE OF CONTENTS

ARTICLE 1		4

TERM OF AGREEMENT		4

ARTICLE 2		4

WAREHOUSEMAN’S RESPONSIBILITIES		4

2.1	Services	4
2.2	Warehouse Operations	5
2.3	Transfer of Products	5

ARTICLE 3		5

CROWN CRAFTS’ RESPONSIBILITIES		5

3.1	Delivery and Shipments; Packaging	5
3.2	Product Characteristics/Refusal to Accept Products	5
3.3	Prohibition of Consignment	6
3.4	Warehouseman Compensation	6

ARTICLE 4		6

TERMS OF PAYMENT		6

ARTICLE 5		7

LIABILITIES AND INDEMNIFICATION		7

5.1	General - Warehouse	7
5.2	Demurrage; Detention	8
5.3	Shrinkage/Damage Allowance	8
5.4	Insurance	8

ARTICLE 6		8

PHYSICAL INVENTORIES AND ADJUSTMENTS		8

6.1	Physical Inventories	8
6.2	Inventory Adjustments	9
6.3	Reconciliation of Inventory Records	9

ARTICLE 7		10

FORCE MAJEURE		10

ARTICLE 8		10

DEFAULT		10

8.1	Automatic Default	10
8.2	General Default; Right to Cure	10
8.3	Effect of Termination	11

ARTICLE 9	11

RECORDS	11

ARTICLE 10	11

INDEPENDENT CONTRACTOR	11

ARTICLE 11	11

COMPLIANCE	11

ARTICLE 12	12

SUCCESSORSHIP	12

ARTICLE 13	12

APPLICABLE LAW; SEVERABILITY; SAVINGS	12

ARTICLE 14	12

ENTIRE AGREEMENT; AMENDMENT; CAPTIONS	12

ARTICLE 15	12

NOTICES	12

ARTICLE 16	13

WAIVER	13

ARTICLE 17	14

EXECUTION IN COUNTERPARTS; FACSIMILE SIGNATURES	14
SCHEDULES
Schedule A — Description of Services
Schedule B — Rate Schedule
Schedule C — Insurance Schedule

WAREHOUSING AGREEMENT
     This WAREHOUSING AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of the 5th day of November, 2007, by and between SPRINGS GLOBAL US, INC., a Delaware corporation (“Warehouseman”), and CROWN CRAFTS INFANT PRODUCTS, INC., a Delaware corporation (“Crown Crafts”). Warehouseman and Crown Crafts are each referred to herein as a “Party” and collectively as the “Parties.”
WITNESSETH:
     WHEREAS, the Parties have entered into an Asset Purchase Agreement dated as of the date hereof (the “Asset Purchase Agreement”) pursuant to which Springs Global has agreed to sell, and Crown Crafts has agreed to buy, certain of the assets of Springs Global’s baby product line; and
     WHEREAS, in connection with the transactions contemplated by the Asset Purchase Agreement, Crown Crafts desires that Springs Global provide, or cause to be provided, to Crown Crafts, and Springs Global is willing to provide, or cause to be provided, to Crown Crafts, certain warehousing services in connection with its warehouse located at 1495 East Locust Street, Ontario, California 91761 (the “Warehouse”);
     NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, it is hereby mutually agreed as follows:
ARTICLE 1
TERM OF AGREEMENT
     The term of this Agreement shall commence on November 5, 2007, and continue in effect until the close of business on May 5, 2008 (“Term”).
ARTICLE 2
WAREHOUSEMAN’S RESPONSIBILITIES
     2.1 Services. During the Term, Warehouseman agrees to provide for Crown Crafts certain warehousing services described in Schedule A attached hereto and incorporated herein by this reference (the “Services”) at the Warehouse. As part of the Services, Warehouseman shall accept and keep in a safe, neat and orderly condition such goods as from time to time may be tendered by Crown Crafts for warehousing or handling in accordance with the terms of this Agreement (the “Products”). Warehouseman further agrees to furnish and/or obtain sufficient personnel, equipment, and other accessories necessary to perform the Services in accordance with this Agreement.

     2.2 Warehouse Operations. The Parties agree that, except as specifically modified herein, Warehouseman will be a warehouseman as described in Article 7 of the Uniform Commercial Code (“UCC”) as enacted in the state where the Warehouse is located and is entitled to all rights and subject to all obligations described therein. Warehouseman shall perform the Services with substantially the same degree of care, skill, diligence and compliance with applicable law and in substantially the same manner as performed immediately prior to the date hereof.
     The Warehouse space will be utilized by Warehouseman as efficiently as practicable without creating inefficiencies in handling operations. All Products shall be segregated by stock keeping unit and physical location in the same manner as similar products of Warehouseman were segregated prior to the date hereof or as otherwise agreed upon by the Parties (a “stock keeping unit” being the lowest level for which inventory material handling records are maintained for purposes of this Agreement). Crown Crafts shall notify Warehouseman of stocking limitations, Products to be accounted for separately and any other Product peculiarities in writing prior to delivery of such Products to the Warehouse.
     Crown Crafts may have certain employees working at the Warehouse during the Term, subject to the terms and conditions herein. Prior to any employee of Crown Crafts entering the Warehouse, Crown Crafts shall notify Warehouseman of (i) the name of such employee, (ii) the length of time such employee will be working at the Warehouse, and (iii) the duties to be performed by such employee. Warehouseman shall have the right at any time to remove any employee or other invitee of Crown Crafts from the premises if Warehouseman determines, in its reasonable discretion, that such employee or invitee presents a risk to Warehouseman, Warehouseman’s employees or assets or any other person or asset located at the Warehouse.
     2.3 Transfer of Products. No Products shall be delivered or transferred except upon receipt by Warehouseman of completed shipping documents from Crown Crafts. Instructions to transfer Products on the books of Warehouseman shall not be effective until said instructions are delivered to Warehouseman. All charges relating to Warehouseman’s Services to Crown Crafts, including the receipt, storage, servicing, handling and transfer of the Products, shall be chargeable to Crown Crafts as set forth in Schedule B attached hereto and incorporated herein by this reference.
ARTICLE 3
CROWN CRAFTS’ RESPONSIBILITIES
     3.1 Delivery and Shipments; Packaging. Crown Crafts will advise Warehouseman of its warehousing needs in sufficient time to allow Warehouseman to make necessary preparations for such warehousing. Crown Crafts will also provide Warehouseman with instructions for shipments from the Warehouse, which information will constitute Crown Crafts’ instructions for shipment of Products. All Products tendered for warehousing will be properly marked and packaged for handling.
     3.2 Product Characteristics/Refusal to Accept Products. Crown Crafts shall promptly notify Warehouseman of the characteristics of any Products that require special handling instructions, material, equipment or precautions. No Products shall be delivered to Warehouseman that (a) may be hazardous or dangerous to Warehouseman’s employees, subcontractors or agents, whether by handling or exposure; (b) are defined as hazardous materials under any federal, state or local law or regulation governing the environment, including, but not limited, to The Resource Conservation and Recovery Act (RCRA), The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (CERCLA), or Department of Transportation Research and Special Programs Administration (RSPA including IATA, ICAO and IMDG); or (c) are or should be reasonably believed or known to be likely to cause damage to Warehouseman’s premises or equipment, the Products, or other goods that may be stored by Warehouseman at the Warehouse. Warehouseman may refuse to accept any Products that are identified as coming within the immediately preceding categories or that reasonably might cause infestation, contamination or damage to other goods in its custody. Warehouseman shall promptly notify Crown Crafts of such refusal and shall have no liability for any demurrage, detention, transportation or other charges by virtue of such refusal.
     3.3 Prohibition of Consignment. Crown Crafts agrees not to ship Products to Warehouseman as the named consignee. If, in violation of this Agreement, Products are to be shipped to Warehouseman as named consignee, Crown Crafts agrees to notify the applicable carrier, in writing and prior to such shipment, that Warehouseman named as consignee is a warehouseman under law and has no beneficial title or interest in such Products. Crown Crafts will also deliver a copy of such notice to Warehouseman prior to such shipment.
     3.4 Warehouseman Compensation. Crown Crafts shall pay Warehouseman compensation for the Services provided by Warehouseman and the charges made by Warehouseman in accordance with Schedule B.
ARTICLE 4
TERMS OF PAYMENT
     Except as may otherwise be specifically stated in any of the applicable schedules hereto, Warehouseman shall invoice Crown Crafts promptly after the end of each month for all Services performed, and costs incurred by Warehouseman, under this Agreement during the preceding month. Crown Crafts shall pay the amount invoiced within thirty (30) days from the date of such invoice. Payment shall be considered made when payments have been received by Warehouseman.
     In the event Crown Crafts disputes any invoices (or any part thereof), Crown Crafts shall provide Warehouseman with written notice of such dispute within thirty (30) days of receipt of such invoice. Crown Crafts shall, however, pay that portion of the invoice not in dispute. Any such amount not in dispute and not paid within forty-five (45) days shall bear interest at a rate of 0.5% per month (the “Default Rate”) from the date such amount was due. Crown Crafts further agrees that it will pay all charges which are invoiced and that are not expressly disputed without offset or counterclaim of any kind.
     Additionally, if any disputed portion of such invoice is later paid by Crown Crafts, or is determined subsequently to be due and owing to Warehouseman, Crown Crafts shall also pay

Warehouseman interest on such amount from the original due date at the Default Rate. Crown Crafts agrees to pay, in the event its account becomes delinquent and is turned over to any attorney for collection, reasonable attorneys’ fees, plus all consultant fees, court costs, and attendant collection costs actually incurred.
ARTICLE 5
LIABILITIES AND INDEMNIFICATION
     5.1 General — Warehouse. Warehouseman shall be responsible for loss or damage to all Products under its care, custody and control in the Warehouse as provided in the UCC, subject to the provisions of this Article 5; provided that Warehouseman shall have no liability to Crown Crafts for any loss or damage to Products to the extent such loss or damage is caused by Crown Crafts or any of its employees, agents or invitees.
     Warehouseman agrees to indemnify, save harmless, and defend Crown Crafts from and against any and all claims for loss, damage or injury (including court costs and reasonable attorneys’ fees) and from and against any suits, actions, or legal proceedings brought against Crown Crafts for or on account of any loss or damage to the tangible property of Crown Crafts or third parties, or for or on account of any injuries received or sustained by any person, including, but not limited to, employees of Warehouseman and employees and agents of Crown Crafts, caused by, or arising out of, any intentional, reckless or grossly negligent act or omission of Warehouseman or its employees, agents or invitees in performing the Services, except to the extent such claim arises from the gross negligence, recklessness or intentional act of Crown Crafts, its employees, agents or servants.
     Crown Crafts shall indemnify and hold harmless Warehouseman from (i) any and all claims for unpaid transportation charges, including undercharges, demurrage and detention, in connection with Products shipped to or from the Warehouse, except for such claims caused by Warehouseman’s failure to exercise the standard of care set forth in Section 2.2 above, and (ii) any injury (including death at anytime resulting therefrom) incurred by Crown Crafts’ employees, agents or invitees while such person is present at the Warehouse, other than any such injury arising from the gross negligence, recklessness or intentional act of Warehouseman, its employees, agents or servants.
     In addition, Crown Crafts agrees to indemnify, save harmless, and defend Warehouseman from and against any and all claims for loss, damage or injury (including court costs and reasonable attorneys’ fees) and from and against any suits, actions, or legal proceedings brought against Warehouseman for or on account of any loss or damage to the tangible property of Warehouseman or third parties, or for or on account of any injuries received or sustained by any person, including, but not limited, to employees of Crown Crafts and employees and agents of Warehouseman, caused by, or arising out of, any intentional, reckless or grossly negligent act or omission of Crown Crafts or its employees, agents or invitees, as well as from any claims, expenses or demands of any kind made by Crown Crafts’ employees, agents, servants or contractors while at the Warehouse in connection with the performance of this Agreement, except to the extent such claim arises from the gross negligence, recklessness or intentional act of Warehouseman, its employees, agents or servants. Further, Crown Crafts agrees to secure a waiver of subrogation from Crown Crafts’ workers’ compensation insurance carrier in support of the above.
     5.2 Demurrage; Detention. Warehouseman shall not be liable for demurrage, detention or delays in obtaining and loading cars or vehicles for outbound shipments unless Warehouseman has failed to exercise the standard of care set forth in Section 2.2 above. If detention occurs for which Warehouseman is liable, payment of such detention shall be made by Warehouseman to the carrier.
     5.3 Shrinkage/Damage Allowance. Crown Crafts agrees to a damage and inventory shrinkage allowance (applied over the Term) of 0.25% of the value of the Products stored, for which, in the case of loss or damage to Products for any reason or mysterious disappearance, however caused, Warehouseman shall not be liable.
     5.4 Insurance. Warehouseman shall maintain at all times during the life of this Agreement a policy or policies of insurance in full force and effect with companies and in amounts identified on Schedule C attached hereto and incorporated herein by this reference, covering warehouse legal liability for loss or damage to Products due to the negligence of Warehouseman. Warehouseman does not otherwise insure the Products. Warehouseman shall not be held liable for any actions related to shipment of Products and will not carry insurance coverage related to shipping transactions to or from the Warehouse. Warehouseman agrees to furnish, at Crown Crafts’ request, certificates of all policies of applicable insurance, such certificates to name Crown Crafts as certificate holder. Warehouseman shall be responsible for insuring any physical assets that it owns or leases and that are used in the Warehouse. Further, Warehouseman agrees to secure a waiver of subrogation from Warehouseman’s insurance carrier in support of the above.
     Crown Crafts agrees to maintain general comprehensive, unimpaired liability insurance in an amount of not less than one million dollars ($1,000,000) per occurrence, including contractual liability endorsement specifically covering this Agreement, and statutory workers’ compensation insurance. This insurance will be primary. Crown Crafts agrees to furnish, at Warehouseman’s request, certificates of all policies of applicable insurance, such certificates to name Warehouseman as an additional insured. Further, Crown Crafts agrees to secure a waiver of subrogation from Crown Crafts’ insurance carrier in support of the foregoing.
ARTICLE 6
PHYSICAL INVENTORIES AND ADJUSTMENTS
     6.1 Physical Inventories. A physical inventory shall be performed reasonably promptly following the execution of this Agreement. Subsequently, joint Crown Crafts/Warehouseman physical inventories shall be performed upon mutual agreement by Crown Crafts and Warehouseman, but at least once at the end of the Term. All shipping, receiving and inventory transaction processing will be terminated during the period of the physical inventory to insure a simultaneous cut-off of all activity. Charges for hourly warehouse personnel will be as set forth on Schedule B.

     6.2 Inventory Adjustments. If stock differences are found in any count, Warehouseman and Crown Crafts will list gains as receipts, and losses as deductions, thus reconciling the book record with the actual stock on hand. Those changes will be based upon counts agreed to and signed by Crown Crafts’ representative and Warehouseman’s representative.
     (A) For purposes of determining the net balance of physical units on Warehouseman’s account, all shortages and overages for the period, after taking account of the shrinkage allowance set forth in Section 5.3, shall be reconciled by stock keeping unit.
     (B) If there is a shortage for the period covered, after netting across stock keeping units, the dollar amount (number of units of each stock keeping unit multiplied by Crown Crafts’ respective standard costs, less allowances provided for in Section 5.3 above, all of which shall be subject to the provisions of subsection 6.2(D) below) shall be payable to Crown Crafts by Warehouseman. If there is an overage on the account, adjustments will be made to inventory book records and no claim will be filed by Warehouseman. The period covered by the physical inventory will be closed to future netting routines except under the following conditions:
     (i) proven miscount in physical inventory;
     (ii) proven clerical error by Crown Crafts;
     (iii) located or recovered lost shipment;
     (iv) proven packing or case marking error by Crown Crafts’ supplier; or
     (v) a shortage in a subsequent inventory matches an overage in a previous inventory.
     (C) If the net inventory variance calculated during the physical inventory is an overage and Warehouseman paid for a shortage in connection with the preceding physical inventory, Crown Crafts will pay a refund to Warehouseman based on the overage, but only to the extent that it does not exceed the shortage for which Warehouseman has paid.
     (D) The dollar values used to determine the amounts of money owed by Warehouseman in the event a physical inventory reveals a shortage shall be Crown Crafts’ standard cost of said Products.
     6.3 Reconciliation of Inventory Records. If at any time discrepancies exist between Crown Crafts’ records and the physical inventory, Warehouseman and Crown Crafts shall provide to each other their records of all inventory adjustments from the time of the previous reconciliation to the time of the inventory count in which the discrepancy was found.

ARTICLE 7
FORCE MAJEURE
     A Party shall not be responsible for delay or non performance hereunder if performance is prevented or delayed by any cause or event beyond such Party’s reasonable control. Without limiting the generality of the foregoing, such causes or events shall include, directly or indirectly, without limitation, Acts of God or elements of nature, fire, floods, other catastrophes, war, public enemies, seizure under legal process (not resulting from action or inaction of the non-performing Party), strikes, lockouts, labor disorders, riots, sabotage, explosion, acts of terrorism, civil commotions, closing of public highways, governmental interference or regulations, embargo, accident, derailment, epidemics or quarantine restrictions, the act or default of the other Party, or any other reason of a similar or dissimilar nature beyond such Party’s reasonable control.
     In the event there is a default or delay due to Force Majeure per the above, the non-performing Party shall be excused from further performance (other than payment of previously accrued charges) or observance of the obligation(s) so affected for as long as such circumstances prevail, provided such Party continues to use its commercially reasonable efforts to recommence its performance or observance whenever and to whatever extent possible without delay. Warehouseman shall use its commercially reasonable efforts to protect the Products that are in the Warehouse during the Force Majeure event. The Party claiming a Force Majeure event will notify the other Party as soon as practicable regarding the existence, nature and approximate duration of the Force Majeure event, and will promptly give further notice when the Force Majeure event ceases, whereupon its duty to perform shall resume.
ARTICLE 8
DEFAULT
     8.1 Automatic Default. In the event bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or other similar proceeding is instituted by or against either Party under the United States Bankruptcy Code or other law of the United States or any state, then this Agreement shall be deemed to be automatically terminated by the other Party, without notice or demand, and such other Party may exercise all rights granted under applicable law and this Agreement.
     8.2 General Default; Right to Cure. Except for reasons provided in Article 7 and Section 8.1 above, in the event either Party fails, in any material respect, to perform its obligations under this Agreement, then the other Party may terminate this Agreement upon sixty (60) days prior written notice to the other; provided, however, that such notice shall specify all such failures to perform and allow the Party in default no less than thirty (30) days to correct such failures. However, Warehouseman and Crown Crafts agree that breach of payment terms in Article 4 shall constitute a default, which shall give Warehouseman the right to terminate this Agreement by written notice to Crown Crafts if such default is not remedied within five (5) days of such notice.

     8.3 Effect of Termination. Termination under this provision, or under any other provision of this Agreement, shall not relieve or release either Party from any liability or obligation, which accrued prior to the date of such termination.
ARTICLE 9
RECORDS
     Warehouseman shall at all times keep accurate and complete books and records with regard to receipt, transfer, and other handling of Products (the “Crown Crafts Files”) and shall maintain the Crown Crafts Files for a period of two (2) years. Subject to maintaining the confidentiality of records of any customers other than Crown Crafts, Crown Crafts and its authorized representatives shall have the right, at its own cost and expense, to inspect and audit the Crown Crafts Files at any reasonable time. Crown Crafts’ right to audit the Crown Crafts Files shall survive expiration or termination of this Agreement. Crown Crafts shall have the right to enter upon the Warehouse at all reasonable times for the purpose of inspecting Products; provided that any such inspection by Crown Crafts or its agents or employees shall be conducted in such a manner so as not to interfere with the normal operations of the Warehouseman.
ARTICLE 10
INDEPENDENT CONTRACTOR
     It is agreed and understood that Warehouseman is entering into this Agreement as an independent contractor, that all of Warehouseman’s personnel engaged in work under this Agreement are to be considered for all purposes as employees of Warehouseman, and that all of Crown Craft’s personnel engaged in work at the Warehouse are to be considered for all purposes as employees of Crown Crafts. Under no circumstances shall employees of Warehouseman be construed or considered to be employees of Crown Crafts or employees of Crown Crafts be construed or considered to be employees of Warehouseman. Each party hereto agrees to furnish, at the other party’s request, evidence of such party’s workers’ compensation insurance with respect to its employees as then in effect. Crown Crafts will not be responsible for acts or omissions of any of Warehouseman’s employees or agents. The relationship between the Parties will be, at all times, that of independent contractors, which status governs all relationships between Warehouseman, Crown Crafts and other third parties.
ARTICLE 11
COMPLIANCE
     Warehouseman shall at all times comply, in all material respects, with all applicable federal, state and municipal laws and the regulations of the respective regulatory bodies having jurisdiction over Warehouseman. Warehouseman will procure and maintain all necessary and applicable operating authorities, permits and licenses.

ARTICLE 12
SUCCESSORSHIP
     This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their successors and assigns, provided neither Party to this Agreement shall assign or sublet its interest or obligations herein without the prior written consent of the other Party. Notwithstanding the foregoing, either Party has the right to assign or subcontract part or all of the obligations hereunder without the consent of the other Party so long as the assignee or subcontractor is, and remains throughout the Term, a parent, affiliate or subsidiary of such Party.
ARTICLE 13
APPLICABLE LAW; SEVERABILITY; SAVINGS
     Warehouseman and Crown Crafts understand and agree that the law of the State of Delaware, without regard to principles of conflicts of law, shall govern this Agreement. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.
ARTICLE 14
ENTIRE AGREEMENT; AMENDMENT; CAPTIONS
     This Agreement, together with all schedules and attachments, constitutes the entire agreement between the Parties with respect to the subject matter hereof and may not be amended or changed except by written agreement signed by Warehouseman and Crown Crafts. To the extent that the terms of any warehouse receipts, acknowledgment forms, order forms, bills of lading, invoices, or similar documents sent and/or signed by one or both Parties conflict with or are inconsistent with the terms of this Agreement, the terms of this Agreement shall control. The captions herein are for convenience only and shall not be construed as interpretive or as a substantive part of this Agreement.
ARTICLE 15
NOTICES
     Any notice or demand required or permitted hereunder shall be given in writing addressed to Crown Crafts or Warehouseman as listed below or to such other address as may be specified in writing to the other Party. All such communications shall be deemed given if (a) delivered by hand, (b) mailed by registered or certified mail (return receipt requested), (c) by deposit with a nationally recognized courier for next business day delivery, or (d) faxed and immediately confirmed both orally and in writing, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which so hand-delivered or so telecommunicated or the next business day following deposit with such courier or on the third business day following the date on which so mailed, if deposited in a regularly-maintained receptacle for United States mail:
For notices to Warehouseman:
Springs Global US, Inc.
205 North White Street
Fort Mill, South Carolina 29715
Attn: Mr. Tom O’Connor
Fax: (803) 547-1688
     With a copy to (which shall not constitute notice to Warehouseman):
Springs Global US, Inc.
205 North White Street
Fort Mill, South Carolina 29715
Attn: Legal Department
Fax: (803) 547-3766
For notices to Crown Crafts:
Crown Crafts Infant Products, Inc.
916 S. Burnside Avenue
Gonzales, Louisiana 70737
Attn: Mr. E. Randall Chestnut
Fax: (225) 647-9112
     With a copy to (which shall not constitute notice to Crown Crafts):
Rogers & Hardin LLP
2700 International Tower
229 Peachtree Street, NE
Atlanta, Georgia 30303
Attn: Steven E. Fox, Esq.
Fax: (404) 525-2224
ARTICLE 16
WAIVER
     Compliance with the provisions of this Agreement may be waived only by a written document signed by the Party granting the waiver. The failure of either Party at any time to require performance by the other Party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter. Neither shall the waiver by any Party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

ARTICLE 17
EXECUTION IN COUNTERPARTS; FACSIMILE SIGNATURES
     This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties. A signature to this Agreement delivered by telecopy or other electronic communication shall be deemed an original signature for all purposes hereunder.
[Signature page follows.]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the date first set forth above.

SPRINGS GLOBAL US, INC.

By:	/s/ Flavio R. Barbosa

Name:	Flavio R. Barbosa

Title:	EVP & CFO

Date:	11/5/07

CROWN CRAFTS INFANT PRODUCTS, INC.

By:	/s/ E. Randall Chestnut

Name:	E. Randall Chestnut

Title:	Vice President

Date:	11/5/07

[Signature page for Warehousing Agreement—SGUS/Crown Crafts]

EXECUTION COPY
SCHEDULE A
Description of Services
(1)	Location(s): 1495 East Locust Street, Ontario, California 91761

(2)	Warehouse Services to Include: (All Services will be in accordance with Warehouseman standard warehouse operating procedures and standards unless specifically modified in this Agreement or any Schedule):
A.	Warehouse Services to include:

(1)	receipt of Product into Warehouseman warehouse inventory system,

(2)	forward receipt information to Crown Crafts for entry into Crown Crafts inventory system

(3)	devanning containers,

(4)	unloading,

(5)	sorting,

(6)	storing,

(7)	pick orders according to Crown Crafts pick ticket instructions,

(8)	pick and pack according to Crown Crafts pick ticket instructions,

(9)	palletizing,

(10)	inspecting in a manner consistent with Warehouseman’s existing quality control process that existed prior to the Closing Date (as defined in the Asset Purchase Agreement),

(11)	labeling according to Crown Crafts instructions,

(12)	handling,

(13)	repacking,

(14)	rehandling inventory according to Crown Crafts instructions

(15)	consolidating,

(16)	routing,

(17)	staging,

(18)	loading on outbound trailer

(19)	adjusting inventory out of Warehouseman warehouse inventory system

(20)	provide Crown Crafts with completed pick tickets for entry into Crown Crafts inventory system

(21)	set up new SKU’s in Warehouseman warehouse inventory system

(22)	provide daily or, if agreed by the Parties, less frequent reporting of ending inventory and periodic activity by transaction code to Crown Crafts for reconciliation with Crown Crafts’ inventory system, and

(23)	cycle counting according to Crown Crafts instructions
(3)	Normal Workday Operating Hours: 5:00 AM PST to 1:30 PM PST

Normal Workday Operating Hours to exclude the following holidays: New Years Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving, Christmas Eve, Christmas Day.

SCHEDULE B
Rate Schedule
(1)	Rates for Warehouse Services:

	Regular	Overtime	Holidays
Hourly:

Quality Reinspectors,	$11.00 per hour	1.5 times the Regular	Approx 2.0 times the
Order Fillers & Lift		Rate	Regular Rate
Truck Operators
A-3 Inventory Clerk	$11.83 per hour	1.5 times the Regular	Approx 2.0 times the
		Rate	Regular Rate
A-5 Inventory Clerk	$14.14 per hour	1.5 times the Regular	Approx 2.0 times the
		Rate	Regular Rate

Salary:

Baby Supervisor	$4,693 per 4 week month, $5,866 per 5 week month

Allocated DC Manager, Industrial Engineer and Second Shift Supervisor	$7,676 per 4 week month, $9,595 per 5 week month
Hourly rates are exclusive of Warehouseman fringe benefits. Fringe benefits will be charged to Crown Crafts at a fixed rate of 40% of the Regular Hourly charges incurred each month. Temporary labor, if necessary, will be billed to Crown Crafts at the actual cost billed to Warehouseman. Crown Crafts will only be responsible for Hourly and Salary charges to the extent Warehouse Services are provided to Crown Crafts during any month in the Term.
(2)	Rates for Distribution Materials, Office Supplies or Special Supplies used for Crown Crafts:

Actual cost.

(3)	Utilities, Taxes, Maintenance and Insurance;
     Any charges for Utilities, Taxes, Maintenance and Insurance shall be passed through to Crown Crafts on a prorated basis each month throughout the Term. Such additional charges may include, but are not limited to Warehouseman’s actual costs for gas, oil, propane, diesel fuel, electricity, water, sewer, telephone, security, property taxes, property insurance, business insurance and building maintenance. Crown Crafts’ prorated share of such total expense shall be commensurate with Crown Crafts’ portion of the square footage for the entire Warehouse.

(4)	Lease Costs;
     Warehouseman’s actual warehouse lease costs (currently $58,041 per month) will be passed through to Crown Crafts on a prorated basis each month throughout the Term. Crown Crafts prorated share of such total expenses will be based on the percentage calculated by dividing the square footage of the Warehouse that was allocated to Warehouseman’s baby products line prior to the date hereof into the total square footage of the Warehouse.
     Warehouseman’s actual costs throughout the Term for leased equipment including lift trucks, handling equipment, copiers, faxes and other office equipment dedicated to Warehouseman’s baby products line prior to the date hereof (currently $2,852 per month) will be passed through to Crown Crafts.

SCHEDULE C
Insurance Schedule
A Certificate of Insurance naming Crown Crafts as Certificate Holder is attached hereto as Attachment C-1.
A Certificate of Insurance naming Warehouseman as Certificate Holder is attached hereto as Attachment C-2.